400 Collins Road NE Cedar Rapids, Iowa 52498

EXHIBIT 99.1

News Release

Rockwell Collins’ third quarter fiscal year 2008 earnings per share increase 24% to $1.07; revenues grow 7% to $1.2 billion

•	Full year FY 2008 earnings per share guidance raised from $3.95 - $4.05 to $4.05 - $4.10

CEDAR RAPIDS, Iowa (July 11, 2008) - Rockwell Collins, Inc. (NYSE: COL) today reported net income of $174 million for the third quarter of fiscal year 2008, an increase of $28 million, or 19% over fiscal year 2007 third quarter net income of $146 million. Net income growth exceeded revenue growth due to continued margin expansion across both its commercial and government businesses. Earnings per share improved 21 cents, or 24%, to $1.07 compared to earnings per share of 86 cents last year. Earnings per share growth exceeded the growth rate in net income due to the favorable effect of the company’s share repurchase program.

Third quarter fiscal year 2008 sales increased $81 million, or 7%, to $1.194 billion compared to sales of $1.113 billion a year ago. Incremental sales from business acquisitions contributed $5 million of the revenue growth.

Cash provided by operating activities for the first nine months of fiscal year 2008 totaled $310 million compared to the $298 million reported for the same period last year. The operating cash flow benefit of higher net income and lower pension plan contributions were partially offset by increases in working capital.

“Despite higher oil prices and an uncertain economy, the balance and diversity of our businesses delivered another quarter of solid revenue growth,” said Rockwell Collins Chairman, President and Chief Executive Officer Clay Jones. “Additionally, the strength of operations and the structural leverage provided by our shared services business model helped us realize a significant 195 basis point increase in segment operating margins.”

Commenting on the company’s full fiscal year 2008 outlook, Jones added, “With our enhanced visibility and confidence with respect to the balance of the year, we are increasing and tightening EPS guidance.”

“As we look at the last quarter of this fiscal year and into FY 2009, we believe the impact of robust commercial OEM delivery schedules and a steady increase in defense spending will more than offset the broadly anticipated reductions in airline capacity. With good revenue growth and predictably strong margin performance, we expect that 2009 will be another year of continued earnings growth for our company,” concluded Jones.

Following is a discussion of fiscal year 2008 third quarter sales and earnings for each business segment.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved third quarter sales of $587 million, an increase of $42 million, or 8%, compared to sales of $545 million reported for the same period last year.

Sales to airlines and aircraft original equipment manufacturers (OEMs) increased $54 million, or 20%, to $328 million. Market share gains and increased demand for new air transport, business and regional aircraft led to higher avionics sales across all three market areas, with particularly strong growth in sales to air transport aircraft OEMs. Commercial Systems aftermarket revenues declined $12 million, or 4%, to $259 million. Slightly higher revenues from service and support activities were more than offset by lower sales of equipment for Boeing 787 simulators and lower regulatory mandate program revenues.

Commercial Systems’ third quarter operating earnings increased $20 million to $139 million, delivering an operating margin of 23.7%, compared to operating earnings of $119 million, or an operating margin of 21.8%, for the same period a year ago. The increase in operating earnings and operating margin was primarily due to higher revenues, productivity improvements, and lower employee incentive compensation costs, partially offset by an increase in lower margin customer funded development sales.

Government Systems

Government Systems, which provides communication and electronic systems, products and services for airborne and surface applications to the U.S. Department of Defense, other government agencies, civil agencies, defense contractors and foreign ministries of defense, achieved third quarter sales of $607 million, an increase of $39 million, or 7%, compared to the $568 million reported for the same period last year. Incremental sales from the August 2007 acquisition of Information Technology & Applications Corporation and the April 2008 acquisition of Athena Technologies contributed a total of $5 million, or 1 percentage point of the Government Systems revenue growth.

Airborne solutions sales increased $25 million, or 6%, to $429 million primarily due to higher integrated electronics systems revenues from international C-130 upgrade programs and development program revenues from the E-6 mission system upgrade program, partially offset by revenues from a favorable contract termination settlement benefiting the third quarter of last year. Surface solutions sales increased $14 million, or 9%, to $178 million primarily due to sales for the Ground-Based GPS Receiver Application Module (GB-GRAM) program and sales related to a United Kingdom Ministry of Defense precision targeting system program.

Government Systems’ third quarter operating earnings totaled $131 million, resulting in an operating margin of 21.6%, compared to operating earnings of $111 million, or an operating margin of 19.5%, for the same period last year. The increase in operating earnings and operating margin was principally due to higher sales volume, productivity improvements, lower employee incentive compensation costs, and net favorable contract adjustments, partially offset by a favorable contract termination settlement benefiting the third quarter of last year.

Financial Highlights:

During the third quarter of fiscal year 2008, the company repurchased 1.4 million shares of its common stock at a total cost of $81 million. Total authorized share repurchases available beyond June 30, 2008 are $245 million.

During the third quarter of fiscal year 2008, the company paid dividends to shareholders totaling $39 million, or 24 cents per share on its common stock.

Fiscal Year 2008 Outlook

The company is making the following adjustments to its full fiscal year 2008 financial guidance:

•	Earnings per share are projected to be in the range of $4.05 to $4.10 (previously in the range of $3.95 to $4.05).
•	The company’s effective income tax rate is expected to be in the range of 30.5% to 31.0% (previously in the range of 31.5% to 32.5%.

The following table is a complete summary of the company’s updated fiscal year 2008 financial guidance:

•	Total sales	About $4.75 billion

•	Total segment operating margin	22% to 22.5%

•	Earnings per share(1)	$4.05 to $4.10

•	Cash flow from operating activities	$675 million to $725 million

•	Research & development costs	$925 million to $950 million

•	Capital expenditures	About $170 million

(1)
Legislation allowing for Federal Research and Development Tax Credits (R&D Tax Credits) expired on December 31, 2007. The guidance range for earnings per share assumes Federal Research and Development Tax Credit legislation is not retroactively extended beyond December 31, 2007 during the company’s 2008 fiscal year.

Business Highlights:

US Airways selected Rockwell Collins to provide its MultiScan Hazard Detection System and other avionics for the airline's Airbus A320 and A330 aircraft. Other Rockwell Collins equipment chosen by US Airways includes the DME-900 Distance Measuring Equipment, HFS-900D High Frequency System, and the VOR-900 VHF Omnidirectional Radio. Rockwell Collins' award-winning WXR-2100 MultiScan Hazard Detection System is the first and only radar that analyzes and determines actual weather hazards, not simply atmospheric moisture content.

Cessna Aircraft selected Rockwell Collins Head Up Guidance System™ for its Citation Columbus Business Jet. The Citation Columbus business jet is expected to debut in 2014. Rockwell Collins' HGS will be the first head up display ever installed on a Cessna Aircraft. The Rockwell Collins HGS-6000 series, featuring advanced active-matrix liquid crystal display technology, presents critical flight information in the pilot's forward field of view. Aircraft flight path and attitude symbols appear overlaying the outside scene enhancing situational awareness, improving energy management and increasing touchdown precision. The HGS-6000 series is designed for the future with growth capacity to support emerging technologies such as synthetic vision and surface guidance which will further improve safety of operations.

Bombardier selected Rockwell Collins Pro Line Fusion™ for the all-composite Learjet 85. Pro Line Fusion avionics offer a flexible architecture providing high reliability with extensive growth capabilities to meet the anticipated future air space requirements, and to support new technology and feature insertions. In addition to features available at entry into service, Bombardier and Rockwell Collins have jointly planned a series of technology updates as the Air Traffic Control infrastructure evolves.

Embraer selected Rockwell Collins Pro Line Fusion™ for its MSJ and MLJ aircraft. Rockwell Collins Pro Line Fusion integrated avionics have been selected for Embraer’s new Midsize Jet (MSJ) and Midlight Jet (MLJ). The MSJ and MLJ will mark the debut of Rockwell Collins integrated avionics into the Embraer executive jet family.

Airbus awarded Rockwell Collins three significant avionics packages for all new A350 XWB aircraft. The awards include the fully integrated Communication Global Work package, the Avionics Data Network, and landing guidance systems. These awards come in addition to Airbus' previous selection of Rockwell Collins' Trimmable Horizontal Stabilizer Actuator (THSA). Work on the A350 contract will take place at Rockwell Collins' locations in Cedar Rapids, Iowa; Irvine, California; Melbourne, Florida; and Toulouse, France.

Virgin Blue selected Rockwell Collins to provide its EP™-1000CT image generator and Liquid Crystal on Silicon (LCoS) projector-based visual system for its Boeing 777 simulator. The visual system for the Boeing 777 simulator is the fourth Rockwell Collins' visual system purchased by Virgin Blue over the last year, and the third to include LCoS projector technology. Rockwell Collins' EP-1000CT/LCoS visual system, which has been certified on more than 20 platforms, makes it possible to provide realistic, affordable pilot training by offering a number of world-leading, training-oriented features, including Rockwell Collins' Continuous Texture (CT), which provides a high-resolution, textured backdrop to a worldwide 3D training environment.

Rockwell Collins was awarded the sixth phase of the Mission Command Trainer® (MCT™) upgrade of the United Kingdom Army's Aviation Command and Tactics Trainer (ACTT). Valued at $5.5 million, this phase of the program includes 60 channels of the EPX-50 Image Generator, 12 Integrated Helmet and Display Sighting Systems, avionics, weapons and after action review upgrades. Rockwell Collins serves as the prime contractor for ACTT. The increased field of view reflects current Tactics, Techniques and Procedures (TTPs) being used by our front line aircrew on operations. Finally, this latest enhancement will expand the ACTT's role in facilitating joint pre-deployment training.

Rockwell Collins was awarded a contract for the first phase of the Common Range Integrated Instrumentation System (CRIIS) program by the U.S. Air Force. Rockwell Collins is the prime contractor with team members from Cubic Defense Applications, Honeywell, NavCom Technology and Argon ST. CRIIS will replace the aging Advanced Range Data System currently in use at major U.S. Air Force, Army and Navy test ranges. CRIIS will improve time, space and position information accuracy, security, and datalink features. The Phase I award is the first of two phases leading to the upgrade of test and evaluation ranges in support of testing modern platforms. In two years, a single prime contractor will be selected out of the two Phase I competitors to enter the system design and development phase. The contract is valued at $41.9 million.

BAE SYSTEMS selected Rockwell Collins to provide advanced displays to the U.S. Army Future Combat Systems (FCS) Manned Ground Vehicle Program. The Common Crew Station Display will serve as the primary information display for the new family of combat vehicles fielded as part of FCS. The initial contract is valued at $8 million. FCS is a joint networked family of manned and unmanned ground and air platforms and sensors that enables ground combat forces to conduct their missions safely and more effectively. Boeing and partner Science Applications International function as the Lead Systems Integrator (LSI) for the program, managing a best-of-industry team of more than 500 partners and suppliers.

Rockwell Collins receives additional guidance and navigation systems production order for UK WATCHKEEPER. Through the recent acquisition of Athena Technologies, a follow-on production order has been awarded to Rockwell Collins for Athena 411’s integrated inertial navigation, global positioning, and air data attitude heading reference systems (INS/GPS/ADAHRS). The contract was awarded by UAV Tactical Systems Ltd., a joint venture between Thales UK and Elbit Systems for the UK WATCHKEEPER program. The United Kingdom Ministry of Defence will use WATCHKEEPER to provide essential surveillance and reconnaissance to protect British troops during times of war. The Athena 411 is the lightest, smallest and most affordable commercial off the shelf GuideStar available with tactical grade performance.

Northrop Grumman selected Rockwell Collins to provide the critical optical assemblies for the Miniature Pointer Tracker (MPT) used in its Large Aircraft Infrared Countermeasures (LAIRCM) system. This MPT can defend a wide range of aircraft from an infrared missile attack by automatically detecting a missile launch, determining if it is a threat, and activating a high-intensity system of pulsed lasers to track and defeat the threat by confusing its guidance head. This Indefinite Delivery Indefinite Quantity (IDIQ) contract is valued at up to $66 million from 2008 through 2010.

Rockwell Collins and Optical Air Data Systems, LLC (OADS) teamed to introduce a new solution called LandSafe™ to help helicopters navigate and land safely in degraded visual environments, especially brownout conditions. The LandSafe solution was developed through an exclusive licensing agreement between the two companies and is being evaluated by the U.S. Marine Corps for the CH-53E helicopter for possible inclusion in Rockwell Collins' Common Avionics Architecture System upgrade.

The U.S. Air Force awarded Rockwell Collins a $64.6 million modification to the C/KC-135 Global Air Traffic Management (GATM) Lot VI contract. This is in addition to previously ordered hardware kits and installations, making Lot VI the largest production option exercised to date under this contract. Given this latest modification, the GATM contract value now exceeds $555 million. As of March 2008, Rockwell Collins has delivered the U.S. Air Force 229 C/KC-135 production aircraft equipped with GATM technology. This program is touted by the U.S. Air Force as a model program that continues to exceed requirements for on-time delivery.

Conference Call and Webcast Details:

Rockwell Collins Chairman, President and CEO Clay Jones and Senior Vice President and CFO Patrick Allen will conduct an earnings conference call at 9:30 a.m. Eastern Time on July 11, 2008. Individuals may listen to the call and view management’s supporting slide presentation on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through August 15, 2008.

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronics solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management and simulation and training is delivered by 20,000 employees, and a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

This press release contains statements, including certain projections, financial guidance, and business outlooks, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the potential impacts of geopolitical events; the financial condition of our customers (including major U.S. airlines); the health of the global economy; changes in interest rates and currency exchange rates; worldwide recession; the potential adverse impact of oil prices on the commercial aerospace industry; the cost of the global war on terrorism on U.S. government military procurement expenditures and program budgets; systematic decline in U.S. defense spending; changes in domestic and foreign government spending, budgetary and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; customer bankruptcies and profitability; customer changes in short-range and long-range plans; timing of customer payments of receivables; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; effective negotiation of collective bargaining agreements by our customers; performance of our suppliers and subcontractors; risks inherent in fixed price contracts, particularly the risk of cost overruns; risk of significant disruption to air travel; our ability to execute to our internal performance plans such as our productivity improvement and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with export control regulations; risk of asset impairments and government claims related to our pension plan freeze; and the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact: Pam Tvrdy 319.295.0591 pjtvrdy@rockwellcollins.com	Investor Contact: Dan Swenson 319.295.7575 investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.
SEGMENT SALES AND EARNINGS INFORMATION
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2008	2007	2008	2007
Sales
Commercial Systems	$587	$545	$1,762	$1,579
Government Systems	607	568	1,730	1,610
Total sales	$1,194	$1,113	$3,492	$3,189

Segment operating earnings
Commercial Systems	$139	$119	$416	$355
Government Systems	131	111	361	320
Total segment operating earnings	270	230	777	675

Interest expense	(5)	(3)	(15)	(10)
Stock-based compensation	(5)	(4)	(15)	(13)
General corporate, net	(12)	(15)	(35)	(42)
Restructuring adjustment(1)	-	1	-	4
Income before income taxes	248	209	712	614

Income tax provision(2)(3)	(74)	(63)	(216)	(185)
Net income	$174	$146	$496	$429

Diluted earnings per share	$1.07	$0.86	$3.03	$2.52

Weighted average diluted shares outstanding	162.4	169.6	163.7	170.1

(1) The $1 million favorable restructuring adjustment in the third quarter of fiscal year 2007 and the $4 million favorable restructuring adjustment in the first nine months of fiscal year 2007 was principally due to lower than expected employee separation costs related to the business realignment and facility rationalization actions announced in the fourth quarter of fiscal year 2006.

(2) The company’s effective income tax rate for the third quarter of fiscal year 2008 was 29.8% compared to 30.1% for the third quarter of fiscal year 2007. The lower effective income tax rate in the current year third quarter was primarily due to the recognition of approximately a 3 percentage point discrete tax benefit related to the resolution of certain tax matters as well as an increase in the Domestic Manufacturing Deduction, partially offset by the recognition of lower Federal Research and Development Tax Credits due to the December 31, 2007 expiration of Federal Research and Development Tax Credit legislation and higher pre-tax earnings.

(3) The company’s effective income tax rate for the first nine months of fiscal year 2008 was 30.3% compared to 30.1% for the same period a year ago. The effective income tax rate for the first nine months of fiscal year 2008 includes approximately a 3 percentage point benefit related to the favorable resolution of certain tax matters and an increase in the Domestic Manufacturing Deduction tax benefit, offset by the recognition of lower Federal Research and Development Tax Credits and higher pre-tax earnings. The effective income tax rate for the first nine months of fiscal year 2007 includes approximately a 2 percentage point benefit related to the retroactive recognition of Federal Research and Development Tax Credits attributable to the period from January 1, 2006 to September 30, 2006 as legislation was enacted during the first quarter of fiscal year 2007 that extended the availability of Federal Research and Development Tax Credits from January 1, 2006 through December 31, 2007.

The following tables summarize total sales by product category and Commercial Systems’ sales by type of product or service for the three and nine months ended June 30, 2008 and 2007 (unaudited, in millions):

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2008	2007	2008	2007
Government Systems’ sales by product category:
Airborne solutions	$429	$404	$1,203	$1,148
Surface solutions	178	164	527	462
Total	$607	$568	$1,730	$1,610

Commercial Systems’ sales by product category:
Air transport aviation electronics	$306	$291	$927	$829
Business and regional aviation electronics	281	254	835	750
Total	$587	$545	$1,762	$1,579

Commercial Systems’ sales by type of product or service:
Original equipment	$328	$274	$971	$783
Aftermarket	259	271	791	796
Total	$587	$545	$1,762	$1,579

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET
(Unaudited)
(in millions)

	June 30,	Sept. 30,
	2008	2007
Assets
Cash and cash equivalents	$187	$231
Receivables	911	883
Inventories	960	823
Current deferred income taxes	158	176
Other current assets	69	56
Total current assets	2,285	2,169

Property	637	607
Goodwill and intangible assets	818	691
Prepaid pension asset	120	88
Other assets	255	195
Total assets	$4,115	$3,750

Liabilities and shareowners’ equity
Short-term debt	$429	$-
Accounts payable	368	395
Compensation and benefits	274	305
Advance payments from customers	299	304
Product warranty costs	225	213
Income taxes payable	1	29
Other current liabilities	198	213
Total current liabilities	1,794	1,459

Long-term debt	228	223
Retirement benefits	364	359
Other liabilities	153	136

Shareowners' equity	1,576	1,573
Total liabilities and shareowners’ equity	$4,115	$3,750

ROCKWELL COLLINS, INC.
CONDENSED CASH FLOW INFORMATION
(Unaudited)
(in millions)
	Nine Months Ended
	June 30
	2008	2007
Operating Activities:

Net income	$496	$429
Adjustments to arrive at cash provided by operating activities:
Depreciation	76	71
Amortization of intangible assets	18	16
Stock-based compensation	15	13
Compensation and benefits paid in common stock	46	42
Tax benefit from the exercise of stock options	7	29
Excess tax benefit from stock-based compensation	(7)	(29)
Deferred income taxes	17	3
Pension plan contributions	(11)	(85)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	(60)	(106)
Inventories	(161)	(163)
Accounts payable	(12)	22
Advance payments from customers	(6)	70
Compensation and benefits	(31)	24
Income taxes	(53)	(27)
Other assets and liabilities	(24)	(11)
Cash Provided by Operating Activities	310	298

Investing Activities:

Property additions	(114)	(86)
Acquisition of intangible assets	(6)	(3)
Acquisition of businesses, net of cash acquired	(107)	-
Proceeds from settlement of discontinued license agreement	-	14
Proceeds from purchase price settlement related to business acquisition	-	5
Other investing activities	1	(1)
Cash Used for Investing Activities	(226)	(71)

Financing Activities:

Purchases of treasury stock	(492)	(222)
Cash dividends	(91)	(81)
Increase in short-term borrowings	429	4
Decrease in long-term borrowings	-	(27)
Proceeds from exercise of stock options	16	56
Excess tax benefit from stock-based compensation	7	29
Cash Used for Financing Activities	(131)	(241)

Effect of exchange rate changes on cash and cash equivalents	3	5

Net Change in Cash and Cash Equivalents	(44)	(9)

Cash and Cash Equivalents at Beginning of Period	231	144
Cash and Cash Equivalents at End of Period	$187	$135

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